Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 175,000,000.00	0.0001531	$ 26,792.50
Fees Previously Paid
	Total Transaction Valuation:	$ 175,000,000.00
	Total Fees Due for Filing:			$ 26,792.50
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 26,792.50
Offering Note
[1]	(1.a) The transaction valuation was calculated based on the sum of (a) (i) 37,000,000, the maximum number of shares of common stock, par value $0.01666 per share (the "Shares"), of PHX Minerals Inc., a Delaware corporation ("PHX"), to be issued and outstanding immediately prior to consummation of the offer ("Offer") by WhiteHawk Merger Sub, Inc.("Merger Sub") to purchase all of the issued and outstanding Shares at a purchase price of $4.35 per Share, net to the seller in cash, without interest thereon and subject to any applicable tax withholding, estimated solely for the purpose of calculating the filing fee, multiplied by (ii) $4.35, plus (b)(i) 3,000,000, the maximum number of PHX Restricted Shares and PHX DCP Units (each, as defined in the Offer to Purchase) to be issued and outstanding immediately prior to consummation of the merger of Merger Sub with and into PHX, estimated solely for the purpose of calculating the filing fee, multiplied by (ii) $4.35 plus (c) $1,000,000, the maximum number of accrued dividends on PHX Restricted Shares, estimated solely for the purpose of calculating the filing fee. (1.b) The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2025, effective October 1, 2024, issued August 20, 2024, by multiplying the transaction value by 0.00015310.